Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces Third Quarter 2011 Financial Results

Denver, Colorado; November 2, 2011 — Intrepid Potash, Inc. (NYSE:IPI) announced third quarter 2011 financial results today, with quarterly net income of $25.5 million and $0.34 of earnings per diluted share.  These results included the recognition of $0.03 per diluted share of income, net of tax, associated with recording an estimated additional refundable employment-related credit from the State of New Mexico.  Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA(1)) for the third quarter of 2011 were $51.0 million.

“The domestic potash market, buoyed by solid crop prices and the strength of overall farmer economics, remained firm during the third quarter,” said Bob Jornayvaz, Intrepid’s Executive Chairman of the Board.  “The flexibility we have built into our production facilities together with our marketing expertise resulted in solid sales for the quarter, despite the various weather challenges that impacted our customers.  The sequential $27 per ton improvement in our average net realized sales price for potash from the second quarter reflects the upward pricing momentum during the quarter and our ability to reach out and fulfill customer demand.  We believe that continued strong crop economics make clear the value of balanced fertilization and therefore will incentivize farmers to apply nutrients at normal rates this fall in preparation for the 2012 growing season.”

Third Quarter 2011 Highlights:

•                  Potash sales in the third quarter of 2011 were 190,000 tons as compared to 221,000 tons in the same period of 2010.

•                  Potash production increased four percent in the third quarter of 2011 to 173,000 tons compared to 166,000 tons in the same period a year ago.

(1)  Adjusted EBITDA is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP).  See the non-GAAP reconciliations set forth later in this press release for additional information.

•                  Average net realized sales price(2) for potash was $489 per ton ($539 per metric tonne) in the third quarter of 2011, compared to $343 per ton ($378 per metric tonne) in the third quarter of 2010 and $462 per ton ($509 per metric tonne) in the second quarter of 2011.

•                  Cash operating cost of goods sold, net of by-product credits(3), for potash was $175 per ton in the third quarter of 2011.  This compares to $171 per ton in the third quarter of 2010.

•                  Sales of langbeinite, which Intrepid markets as Trio®, were 54,000 tons in the third quarter of 2011 compared to 45,000 tons in the same period a year ago.

•                  Langbeinite production in the third quarter of 2011 was 35,000 tons compared to 32,000 tons in the third quarter of 2010.

•                  Average net realized sales price for Trio® was $251 per ton ($277 per metric tonne) in the third quarter of 2011.  This compares to $173 per ton ($191 per metric tonne) in the third quarter of 2010 and $222 per ton ($245 per metric tonne) in the second quarter of 2011.

•                  Average gross margin in the third quarter of 2011 for the sale of potash was $249 per ton or 51 percent, compared to $122 per ton or 36 percent in the third quarter of 2010.  Average gross margin for the sale of Trio® was $5 per ton or two percent compared to $3 per ton or two percent in the same period of 2010.

•                  Capital investment in the third quarter of 2011 totaled approximately $42.0 million.

•                  As of September 30, 2011, Intrepid had $168.8 million of cash, cash equivalents, and investments; no outstanding debt; and $250.0 million available under the company’s unsecured, revolving credit facility.

Intrepid’s third quarter results reflect our success in opportunistically marketing our products.  “Continued severe drought conditions in Texas required us to look to other markets for this production.  Through our longstanding customer relationships and new affiliations we have been able to develop, we were very successful in marketing these tons,” said Mr. Jornayvaz.  “Our ability to address these challenges was greatly aided by the additional flexibility we have built into our production system to produce those products most highly valued in the market.  Our focus on increasing granulation capacity has paid off as we are better able to respond to shifting market dynamics.”

Mr. Jornayvaz continued, “It is important to recognize the strength of our capital investment program as we deliver on the major capital investments in our facilities.  This can be seen in the installation and commissioning of the underground stacker at our West mine last year, the significant upgrade to compaction at our Moab plant, the progress made on our new compactor in Wendover, the approval of a new compaction project at our North plant in

(2)  Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.

(3)  Cash operating cost of goods sold, net of by-product credits, is an operating performance measure defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization.

Carlsbad, and the near-term completion of the Langbeinite Recovery Improvement Project (“LRIP”) at our East facility.  These projects demonstrate our commitment to increasing production and marketing flexibility.  As to the LRIP project, we have already successfully tied in selected pieces of equipment, we expect the dense media separation plant to be operational before the end of the year, and we expect the granulation plant to be operational in early 2012.  We continue to be on track for the issuance of the Record of Decision from the Bureau of Land Management on our proposed HB Solar Solution Mine during the first quarter of 2012.  These significant capital projects will provide us even greater flexibility to meet our customers’ needs as we grow our production.”

Market Conditions

Crop economics for U.S. farmers remain strong with continued tight domestic stock-to-use ratios for corn and soybeans, as well as strong demand for grains worldwide.  We continue to believe that farmers should have the economic resources and motivation to replace the nutrients drawn from the soil and thereby capitalize on the strong commodity markets.  Harvest in most parts of the United States began in earnest in the first half of October and has intensified in recent weeks.  We recognize that dealers have carried a healthy level of potash inventory into the fall of 2011, unlike in 2010.  The timing of fall harvest, and ultimately how long the fall weather window stays open for fertilizer applications, will be key determinates of fall demand.

Outside of the domestic agricultural market, we have begun to see an uptick in demand in the industrial market.  As shale gas develops and new techniques to improve initial and ultimate recoveries from oil, natural gas and liquids continue to reshape the energy industry, we anticipate pockets of increased demand for standard-sized potash.  Industrial demand has increased 26 percent in the first nine months of 2011 over the same period in 2010.

Third Quarter Results and Recent Performance

Income before income taxes for the third quarter of 2011 was $42.1 million compared to $19.8 million in the third quarter of 2010.  Cash flows from operating activities were $50.3 million for the third quarter of 2011 compared to $8.6 million for the third quarter of 2010.  Adjusted net income(4) for the third quarter of 2011 was $23.4 million compared to Adjusted net income of $11.7 million in the same period last year.

Potash

During the third quarter of 2011, Intrepid produced 173,000 tons of potash and sold 190,000 tons of potash compared to 166,000 tons produced and 221,000 tons sold in the third quarter of 2010.  Production results for the quarter were consistent with expectations and reflect the scheduled annual turnaround maintenance work at the East facility, and the completion of the summer evaporation season and commencement of harvest in mid-September at Intrepid’s Moab, Utah mine.  As noted in Intrepid’s previous release dated October 13, 2011, the decrease in tons sold as compared to the third quarter of 2010 is attributed in part to certain customer requests to

(4)  Adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP).  See the non-GAAP reconciliations set forth later in this press release for additional information.

delay shipment of committed orders of potash due to interruptions in rail service caused by persistent high water levels in certain customer locations along the Missouri River compared to an exceptionally strong third quarter in 2010.  Intrepid also focused on marketing volumes that normally are sold closer to our Carlsbad plant locations into other markets less affected by weather, albeit at higher freight costs.

Intrepid’s cash operating cost of goods sold for potash, net of by-product credits of $8 per ton, was $175 per ton in the third quarter of 2011 compared to $171 per ton, net of by-product credits of $7 per ton, in the third quarter of 2010.  Intrepid’s slightly higher per ton cash operating cost of goods sold for potash during the third quarter of 2011 resulted from the lower relative production realized during the quarter associated with the scheduled maintenance turnaround at our East facility.  The effect of the turnaround, and the time required to bring the plant back to full capacity following the scheduled work, was diminished production during the quarter spread over escalated maintenance costs, thereby increasing the cash production costs per ton.  Given the timing of the turnaround in September, a portion of the resulting higher per ton cash operating costs were recognized in the third quarter, and will also be reflected in the ensuing periods when the associated inventory is sold.

Langbeinite — Trio®

Demand for all grades of Trio® remained strong during the third quarter of 2011 and Intrepid expects this strong demand for Trio® to continue through the balance of 2011 and beyond.  Because of this demand and the decreased production in the third quarter from our East plant, Intrepid finished the quarter with very low inventory levels for both granular and standard-sized Trio® product.

Intrepid sold 54,000 tons of Trio® in the third quarter of 2011 at an average net realized sales price of $251 per ton, which was $29 per ton higher than in the second quarter of 2011.  This compares to 45,000 tons of Trio® sold at an average net realized sales price of $173 per ton in the prior year’s third quarter.  The sequential improvement in Trio® pricing in the third quarter of 2011 resulted from realization of the price increases implemented in August 2011, as well as continued improvements in pricing parity in the export markets for both standard and granular Trio®.

Capital Investment

Total capital investment for the full year 2011 is expected to be towards the top end of the previously disclosed range of $140 to $165 million.  During the third quarter, Intrepid continued to make significant progress on a number of major capital projects, investing approximately $41.9 million, which brings the company’s capital investments during the first nine months of 2011 to approximately $98.1 million.  The fourth quarter has a high level of investment due to the timing of equipment deliveries, commissioning of the Wendover compactor, and commissioning of a significant portion of the LRIP.  The total investment for the LRIP remains on budget at approximately $85 to $90 million.

Intrepid continues to execute on it strategy to increase granulation capacity for both potash and Trio®.  Beyond the addition of granulation capacity at its Moab, Utah facility last year, Intrepid is expanding its compaction capacity in Wendover, Utah and in Carlsbad, New

Mexico and adding granulation as part of the LRIP.  Intrepid remains focused on matching its production of standard potash with the industrial sales opportunities from both its Utah and New Mexico operations.  Further, for Trio®, Intrepid remains focused on having the flexibility to be able to granulate all of its langbeinite production to capture additional margin opportunities in this premium market.

In October 2011, Intrepid’s Board of Directors approved the construction of a new compaction plant to replace its current compaction facility at its North plant, near Carlsbad, New Mexico.  The North compaction project is designed to increase the capacity of the North plant to handle all of the anticipated production from the HB Solar Solution Mine project and the planned expansions of mining and milling capacity at the West facilities.  The North compaction project is expected to be completed in two phases to coincide with these production increases, with completion of the first phase planned for early 2013 and completion of the second phase planned for 2014.  Intrepid expects to initiate the permitting process for this project in the fourth quarter of 2011.  Total capital investment for the project is expected to be approximately $95 to $100 million, of which approximately $9.1 million has been invested to date.

The Environmental Impact Statement (“EIS”) review being conducted by the Bureau of Land Management for our proposed HB Solar Solution Mine continues to progress in a meaningful manner.  The current schedule for receiving the Record of Decision on the project remains in the first quarter of 2012.  As Intrepid moves closer to the expected Record of Decision date, we have updated the project cost estimates to incorporate changes in scope, cost escalations related to commodities, labor, inflationary effects, and consideration of certain items described as alternatives within the published draft EIS.  The Board of Directors recently approved the updated authorization for expenditure associated with the HB Solar Solution Mine to an estimated $200 to $230 million capital investment.  The approval of this authorization was based on the evaluation and conclusion that the project continues to be an important and financially attractive capital investment that fits within the company’s overall capital strategy of increasing productivity and decreasing cash operating cost per ton.  Intrepid expects to invest the bulk of this capital after it receives all of the necessary approvals and permits from the state and federal regulatory agencies.  Intrepid has invested $30.5 million to date in engineering, design, permitting, and certain long lead-time equipment purchases.

In addition to the updates provided above, several other capital investment activities progressed during the quarter at our New Mexico and Utah facilities.

New Mexico

•                  In addition to replacing two miners in the underground fleet, Intrepid added an additional mine panel at each of its East and West mines.  The new West mine panel became operational in the third quarter of 2011 and the benefit from the East mine panel is expected to begin in the first quarter of 2012.

•                  Intrepid completed the installation and commissioning of distributed control systems and increased instrumentation at its production facilities at the West underground mine and our East surface mill in the third quarter of 2011.  During the third quarter of 2011, Intrepid decided to defer the planned distributed control work in the East underground as mining operations have been operating at rates that are greater than the plant operating capacities.

Utah

•                  Intrepid is continuing to evaluate additional solution mining opportunities at our Moab facility.  Intrepid anticipates drilling two core holes beginning late in 2011 or early 2012 to obtain further data as to the development of our Moab resource.

•                  Intrepid continued construction of the new compaction facility in Wendover, which will allow Intrepid to granulate more of its potash production.  Intrepid expects to have this project operational by the end of 2011 and be able to increase granular production beginning in 2012.  Intrepid also continued construction of a new product warehouse at its Wendover facility.  Intrepid expects the additional storage capacity to be in place in early 2012 to complement the completion of the new Wendover compaction plant.

* * * * * * * * * * *

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons.  One short ton equals 2,000 pounds.  One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Since Adjusted net income and Adjusted EBITDA are non-GAAP financial measures, we make reference to their respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release and the associated financial tables provide the details to reconcile these numbers to U.S. GAAP line items.  Average net realized sales price and cash operating cost of goods sold are defined in the text of this release and the associated financial tables provide additional details regarding these operating measures.

Conference Call Information

The conference call to discuss third quarter 2011 results is scheduled for Thursday, November 3, 2011, at 8:00 a.m. MDT (10:00 a.m. EDT).  The call participation number is (800) 319-4610.  A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413.  International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088.  The replay of the call will require the input of the conference identification number 763324.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing third quarter 2011 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through December 3, 2011.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities that limit production of our products; interruptions in railcar or truck transportation services; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or Trio®/langbeinite; changes in our reserve estimates; our ability to successfully execute the projects that are essential to our business strategy, including but not limited to the development of the HB Solar Solution Mine as a solution mine and the further development of our langbeinite recovery assets; weather risks affecting net evaporation rates at our solar solution mining operations; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; obtaining permitting for applicable federal and state agencies related to the construction and operation of assets; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in use by the oil and gas industry of potash products in drilling operations; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; disruption in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; and governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and, except as required by law we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	Three Months Ended
	September 30, 2011	September 30, 2010
Production volume (in thousands of tons):
Potash	173	166
Langbeinite	35	32

Sales volume (in thousands of tons):
Potash	190	221
Trio®	54	45

Gross sales (in thousands):
Potash	$97,770	$81,246
Trio®	$16,230	$10,225
Freight costs (in thousands):
Potash	$4,977	$5,396
Trio®	$2,625	$2,435
Net sales (in thousands):
Potash	$92,793	$75,850
Trio®	$13,605	$7,790

Potash statistics (per ton):
Average net realized sales price	$489	$343
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	175	171
Depreciation, depletion, and amortization	33	26
Royalties	18	13
Total potash cost of goods sold	226	210
Warehousing and handling costs	14	11
Average potash gross margin (exclusive of costs associated with abnormal production)	$249	$122

Trio® statistics (per ton):
Average net realized sales price	$251	$173
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	197	132
Depreciation, depletion, and amortization	21	18
Royalties	12	8
Total Trio® cost of goods sold	230	158
Warehousing and handling costs	16	12
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$5	$3

*

On a per ton basis, by-product credits were $8 and $7 for the third quarter of 2011, and 2010, respectively. By-product credits were $1.4 million and $1.5 million for the third quarter of 2011, and 2010, respectively. There were no costs associated with abnormal production for the third quarter of 2011 or 2010.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	Nine Months Ended
	September 30, 2011	September 30, 2010
Production volume (in thousands of tons):
Potash	616	503
Langbeinite	110	128

Sales volume (in thousands of tons):
Potash	610	594
Trio®	145	177

Gross sales (in thousands):
Potash	$297,625	$223,522
Trio®	$40,726	$39,627
Freight costs (in thousands):
Potash	$14,346	$13,110
Trio®	$7,974	$10,060
Net sales (in thousands):
Potash	$283,279	$210,412
Trio®	$32,752	$29,567

Potash statistics (per ton):
Average net realized sales price	$464	$354
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	167	190
Depreciation, depletion, and amortization	31	26
Royalties	17	13
Total potash cost of goods sold	215	229
Warehousing and handling costs	14	10
Average potash gross margin (exclusive of costs associated with abnormal production)	$235	$115

Trio® statistics (per ton):
Average net realized sales price	$226	$167
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	174	124
Depreciation, depletion, and amortization	21	17
Royalties	11	8
Total Trio® cost of goods sold	206	149
Warehousing and handling costs	15	10
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$5	$8

*

On a per ton basis, by-product credits were $7 and $8 for the nine months ended September 30, 2011, and 2010, respectively. By-product credits were $4.0 million and $4.9 million for the nine months ended September  30, 2011, and 2010, respectively. Costs associated with abnormal production were zero and $0.5 million for the nine months ended September 30, 2011, and 2010, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Sales	$114,000	$91,471	$338,351	$263,149
Less:
Freight costs	7,602	7,831	22,320	23,170
Warehousing and handling costs	3,556	2,893	10,617	7,935
Cost of goods sold	55,547	53,812	161,257	162,482
Costs associated with abnormal production	—	—	—	470
Other	188	127	695	666
Gross Margin	47,107	26,808	143,462	68,426

Selling and administrative	8,277	6,439	24,134	21,021
Accretion of asset retirement obligation	184	176	566	528
Insurance settlements from property and business losses	—	—	(12,500)	—
Other operating (income) loss	(3,115)	271	(7,804)	744
Operating Income	41,761	19,922	139,066	46,133

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(175)	(430)	(677)	(1,462)
Interest income	446	207	1,231	479
Other income	22	147	340	296
Income Before Income Taxes	42,054	19,846	139,960	45,446

Income Tax Expense	(16,547)	(8,187)	(55,466)	(18,338)
Net Income	$25,507	$11,659	$84,494	$27,108

Weighted Average Shares Outstanding:
Basic	75,202,504	75,101,446	75,172,912	75,077,260
Diluted	75,300,272	75,143,542	75,277,594	75,133,775
Earnings Per Share:
Basic	$0.34	$0.16	$1.12	$0.36
Diluted	$0.34	$0.16	$1.12	$0.36

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

(In thousands, except share and per share amounts)

	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$67,487	$76,133
Short-term investments	73,550	45,557
Accounts receivable:
Trade, net	34,162	23,767
Other receivables	10,989	1,161
Refundable income taxes	7,095	6,543
Inventory, net	53,420	48,094
Prepaid expenses and other current assets	6,121	4,016
Current deferred tax asset	342	3,551
Total current assets	253,166	208,822

Property, plant, and equipment, net of accumulated depreciation of $89,790 and $66,615, respectively	359,318	285,920
Mineral properties and development costs, net of accumulated depletion of $9,435 and $8,431, respectively	33,324	34,372
Long-term parts inventory, net	8,791	7,121
Long-term investments	27,734	21,298
Other assets	4,862	5,311
Non-current deferred tax asset	226,635	266,040
Total Assets	$913,830	$828,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$21,115	$17,951
Related parties	93	126
Accrued liabilities	19,921	17,153
Accrued employee compensation and benefits	12,362	8,597
Other current liabilities	1,201	1,578
Total current liabilities	54,692	45,405

Asset retirement obligation	9,757	9,478
Deferred insurance proceeds	—	11,700
Other non-current liabilities	3,562	4,460
Total Liabilities	68,011	71,043

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,203,644 and 75,110,875 shares outstanding at September 30, 2011, and December 31, 2010, respectively	75	75
Additional paid-in capital	563,138	559,675
Accumulated other comprehensive loss	(681)	(702)
Retained earnings	283,287	198,793
Total Stockholders’ Equity	845,819	757,841
Total Liabilities and Stockholders’ Equity	$913,830	$828,884

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$25,507	$11,659	$84,494	$27,108
Deferred income taxes	12,597	12,191	42,614	19,355
Insurance settlements from property and business losses	—	—	(12,500)	—
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	8,819	6,860	26,043	20,086
Stock-based compensation	1,104	978	3,776	3,093
Unrealized derivative gain	(368)	(56)	(913)	(173)
Other	1,110	272	1,565	756
Changes in operating assets and liabilities:
Trade accounts receivable	1,556	(24,776)	(10,395)	(17,870)
Other receivables	(3,821)	(1,056)	(9,834)	(1,401)
Refundable income taxes	3,567	(3,840)	(552)	3,074
Inventory	(2,401)	4,553	(6,996)	15,808
Prepaid expenses and other assets	(1,788)	(2,903)	(541)	(2,309)
Accounts payable, accrued liabilities and accrued employee compensation and benefits	4,529	5,000	13,243	10,365
Other liabilities	(84)	(268)	(392)	(1,383)
Net cash provided by operating activities	50,327	8,614	129,612	76,509

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(37,120)	(20,161)	(100,936)	(57,844)
Additions to mineral properties and development costs	(60)	159	(780)	(222)
Proceeds from insurance settlements from property and business losses	—	1,576	806	1,576
Purchases of investments	(25,901)	(38,271)	(78,360)	(61,909)
Proceeds from investments	10,408	16,811	42,779	19,498
Net cash used in investing activities	(52,673)	(39,886)	(136,491)	(98,901)

Cash Flows from Financing Activities:
Debt issuance costs	(1,454)	—	(1,454)	—
Employee tax withholding paid for restricted stock upon vesting	(1)	—	(1,077)	(727)
Excess income tax benefit from stock-based compensation	7	(64)	434	—
Proceeds from exercise of stock options	31	19	330	19
Net cash used in financing activities	(1,417)	(45)	(1,767)	(708)

Net Change in Cash and Cash Equivalents	(3,763)	(31,317)	(8,646)	(23,100)
Cash and Cash Equivalents, beginning of period	71,250	98,009	76,133	89,792
Cash and Cash Equivalents, end of period	$67,487	$66,692	$67,487	$66,692

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Interest, including settlements on derivatives	$406	$479	$1,165	$1,574
Income taxes	$378	$134	$12,983	$(4,008)

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME (UNAUDITED) RECONCILIATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and infrequent items.  Examples of non-cash and infrequent items include insurance settlements from property and business losses, the income associated with the refundable employment-related credits from the State of New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items.  The non-GAAP measure of Adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of Adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since Adjusted net income excludes some, but not all items that affect net income and may vary among companies, the Adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.  The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Adjusted net income:

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net Income	$25,507	$11,659	$84,494	$27,108
Adjustments
Insurance settlements from property and business losses	—	—	(12,500)	—
Income associated with New Mexico refundable employment-related credit **	(3,230)	—	(7,922)	—
Unrealized derivative gain	(368)	(56)	(913)	(173)
Costs associated with abnormal production	—	—	—	470
Other	188	127	695	666
Calculated tax effect *	1,350	(28)	8,173	(379)
Total adjustments	(2,060)	43	(12,467)	584
Adjusted Net Income	$23,447	$11,702	$72,027	$27,692

*Estimated annual effective tax rate of 39.6 percent for 2011 and 39.4 percent for 2010.

**Included in “Other operating (income) loss” line item.

INTREPID POTASH, INC.

NON-GAAP ADJUSTED EBITDA (UNAUDITED) RECONCILIATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is computed as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion.  This non-GAAP measure is presented because management believes it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We use Adjusted EBITDA to evaluate the effectiveness of our business strategies.  In addition, Adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP.  Since Adjusted EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the Adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies.  The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net Income	$25,507	$11,659	$84,494	$27,108

Interest expense, including realized and unrealized derivative gains and losses	175	430	677	1,462
Income tax expense	16,547	8,187	55,466	18,338
Depreciation, depletion, amortization, and accretion	8,819	6,860	26,043	20,086
Total adjustments	25,541	15,477	82,186	39,886
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization	$51,048	$27,136	$166,680	$66,994